Exhibit 5.1

November 7, 2013

Monsanto Company

800 North Lindbergh Boulevard

St. Louis, Missouri 63167

Re:	Offering of Floating Rate Senior Notes due 2016; 1.850% Senior Notes due 2018; and 4.650% Senior Notes due 2043

Ladies and Gentlemen:

We have acted as special counsel to Monsanto Company, a Delaware corporation (the “Company”), in connection with the issue and sale by the Company on the date hereof of (i) $400,000,000 principal amount of its Floating Rate Senior Notes due 2016 (the “Floating Notes”), (ii) $300,000,000 principal amount of its 1.850% Senior Notes due 2018 (the “Notes due 2018”), and (iii) $300,000,000 principal amount of its 4.650% Senior Notes due 2043 (the “Notes due 2043” and, together with the Floating Notes and Notes due 2018, the “Notes”) and, in such capacity, we have been asked to render to you the opinion set forth below. The Notes are being issued under an Indenture, dated as of August 1, 2002 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor Trustee (the “Trustee”), and offered and sold pursuant to the Underwriting Agreement, dated November 4, 2013 (the “Underwriting Agreement”), by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as the Representatives (the “Representatives”) of the several underwriters named in Schedule I to the Pricing Agreement (the “Underwriters”), and the Pricing Agreement, dated November 4, 2013, referred to therein (the “Pricing Agreement”), by and among the Company and the Representatives, as the Representatives of the Underwriters. The terms of the Notes are set forth in Resolutions Adopted by an Authorized Officer of the Company as of November 4, 2013 (the “Authorizing Resolutions”), a copy of which is being delivered to the Trustee today. All capitalized terms used herein and not defined but which are defined in the Indenture shall have the meanings assigned to such terms in the Indenture.

In connection herewith, we have examined:

1.	the automatic shelf Registration Statement on Form S-3 (File No. 333-177947) (the “Registration Statement”) filed on November 14, 2011 by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”);

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2.	the Prospectus dated November 14, 2011 (the “Base Prospectus”) as supplemented by the Preliminary Prospectus Supplement dated November 4, 2013 (together, the “Preliminary Prospectus”);

3.	the free writing prospectus in the form of Schedule IV to the Pricing Agreement (the “Free Writing Prospectus” and, together with the Preliminary Prospectus, the “Time of Sale Prospectus”);

4.	the Base Prospectus as supplemented by the Prospectus Supplement dated November 4, 2013 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”);

5.	the Underwriting Agreement;

6.	the Pricing Agreement;

7.	the Indenture;

8.	the forms of Notes; and

9.	the Authorizing Resolution.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. We have also relied, to the extent that we deemed appropriate, upon the oral advice of the staff at the Commission. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations and warranties made in or pursuant to the Underwriting Agreement and the Indenture and certificates and statements of appropriate representatives of the Company. In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

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Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Notes have been duly authorized and executed by the Company, and assuming that the Notes have been duly authenticated by the Trustee under the Indenture, when issued and delivered to the Underwriters in exchange for payment therefor in accordance with the Underwriting Agreement, the Notes shall constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits provided by the Indenture.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a) Our opinions herein reflect only the application of applicable laws of the State of New York and the Federal laws of the United States of America and, to the extent required by the foregoing opinions, the General Corporation Law of the State of Delaware, including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b) Our opinions contained herein are limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

(c) Our opinions herein are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) require compliance with or impose standards relating to fiduciary duties or fairness; (ii) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (iii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iv) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (v) may, where less

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than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (vi) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(d) We express no opinion as to:

(i) the enforceability of any provision in any of the Indenture or the Securities purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive, (F) modify or waive the rights to notice, legal defenses, statutes of limitations and statutes of repose (including the tolling of the same) or other benefits that cannot be waived under applicable law; (G) govern choice of law or conflict of laws; or (H) provide for or grant a power of attorney; or

(ii) the enforceability of (A) any rights to indemnification or contribution provided for in the Indenture or the Securities which are violative of public policy underlying any law, rule or regulation (including any Federal or state securities law, rule or regulation) or the legality of such rights, or (B) provisions in the Indenture whose terms are left open for later resolution by the parties.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP